Exhibit 19.1

INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this “Policy”) consists of the following six sections:

•Section I provides an overview;
•Section II sets forth Kilroy Realty Corporation’s policies prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by Kilroy Realty Corporation to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy; and
•Section VI explains Rule 10b5-1 trading plans and provides information about Section 16 and Rule 144.

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Kilroy Realty Corporation (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals, and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

Every member of the Company’s Board of Directors (each, a “director”), officer and employee of the Company is subject to and must review this Policy. Furthermore, where specified, additional procedures and restrictions shall apply to all directors, officers and other designated employees of the Company set forth on Schedule I (as amended from time to time) (collectively, the “Covered Persons”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy, and applicable securities laws as if they were for the individual’s own account, it being understood that references to individuals covered by this Policy herein also include such entities. This Policy extends to all activities within and outside an individual’s Company duties. Questions regarding the Policy should be directed to the Chief Financial Officer of the Company at (310) 481-8440, the Chief Administrative Officer of the Company at (310) 481-8452 or the General Counsel of the Company at (310) 481-8582.

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No individual subject to this Policy shall purchase or sell any type of security while in possession of material, non-public information relating to the issuer of the security, or any class of that issuer’s securities, whether the issuer of such security is the Company or any other company.

Additionally, no Covered Person shall purchase or sell any security of the Company during any Blackout Period, as described in Section IV.b below.

No individuals subject to this Policy shall directly or indirectly communicate (or “tip”) material, non- public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other instruments that are exercisable, exchangeable, or convertible into the Company’s securities, as well as derivative instruments. All references in this Policy to the Company’s securities shall include the capital stock of the Company and any of its direct or indirect subsidiaries, as well as units representing partnership interests in Kilroy Realty, L.P. (the “Units”).

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, acquisitions and exercises of warrants or puts, calls or other derivative securities, and bona fide gifts of Company securities (including charitable donations and transfers for estate planning purposes).

It is generally understood that insider trading includes the following:

•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.

Examples of information that could be material include (but are not limited to) information concerning:

•Monthly, quarterly, or annual financial results of the Company (including changes in the level of rental income, tenant reimbursements, development and management fees, property expenses, real estate taxes, general administrative expenses, ground lease expenses, funds from operations and cash available for distributing, and any projections of any of the foregoing);
•Information concerning dividends, stock splits, or stock buy-back programs;
•Major financings (including bank financings or new offerings of debt or equity securities, and redemptions of existing securities);
•Significant acquisitions or dispositions of properties, businesses, or other assets;
•Addition, loss, or potential loss of a substantial tenant;
•The institution of significant new litigation, or material developments concerning existing significant litigation;
•Significant labor disputes, or material developments in labor negotiations;
•Merger discussions, or other events which could result in a change of control of the Company;
•Impending bankruptcies or liquidity or cash problems, or defaults or potential defaults under loan agreements or other material contracts;
•Potential environmental liabilities;
•Significant cybersecurity liabilities;
•Significant management changes; and
•Significant developments relating to regulatory and governmental investigations.

This list is not exhaustive, and depending upon the circumstances, other information can be “material.” Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B.What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD- compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.Who is an Insider?

“Insiders” include officers, directors, and employees of a company, as well as any other individuals, such as consultants or contractors, that have agreed to maintain the confidentiality of a company’s material inside information (also referred to as “material, nonpublic information”). Under federal securities laws, insiders are prohibited from trading on the basis of material, non-public information relating to a company or its securities.

D.Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,479,282 or three times the amount of profit gained or loss avoided by the violator;
•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•Jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal from the Company. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical, and consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements, and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures.

A.Pre-Clearance of All Trades by All Covered Persons

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, the exchange of Units for shares of the Company’s common stock, and the sale of Company common stock issued upon exercise of stock options or exchange of such Units) by Covered Persons must be pre-cleared by the Company’s Chief Financial Officer, Chief Administrative Officer or General Counsel. As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of material, non-public information. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.
The Chief Financial Officer, Chief Administrative Officer or General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided, however, that the Chief Financial Officer, Chief Administrative Officer nor the General Counsel shall have the ability to clear any contemplated transactions or transactions by himself or herself personally, or by persons or entities subject to this Policy as a result of their relationship with such individual (i.e., the Chief Financial Officer may not clear himself or herself for a transaction). All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Financial Officer, Chief Administrative Officer or General Counsel. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre- cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the requesting person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

None of the Company, the Chief Financial Officer, the Chief Administrative Officer, or the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Financial Officer, the Chief Administrative Officer or the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

B.Black-Out Periods

Additionally, no Covered Person shall purchase or sell any security of the Company during the period beginning the last calendar day of any fiscal quarter of the Company, and ending two full trading days after the public release of earnings data for such fiscal quarter, or during any other trading suspension period declared by the Company, except for:

•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•the exchange of Units into shares of the Company’s common stock at any time, subject to preclearance in advance pursuant to this Policy (any concurrent or subsequent disposition of shares of the Company’s common stock received in exchange of such Units does involve a market sale of the Company’s securities and therefore would not qualify under this exception); and
•purchases or sales of the Company’s securities made pursuant to a binding contract, specific instruction, or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”), (ii) was pre-cleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.
Exceptions to the black-out period policy may be approved only by the Company’s Chief Financial Officer, Chief Administrative Officer or General Counsel, or in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, the Chief Financial Officer, the Chief Administrative Officer or the General Counsel may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that we have suspended trading.

C.Post-Termination Transactions

If an individual subject to this Policy is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.Information Relating to the Company

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors, and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, care must be taken care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries From Third Parties

Inquiries about the Company from third parties such as industry analysts, or members of the financial or business media, as well as inquiries from all other third parties, should be directed to the Chief Financial Officer of the Company at (310) 481-8440, the Chief Administrative Officer of the Company at (310) 481-8452 or the General Counsel of the Company at (310) 481-8582.

E.Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All individuals subject to this Policy should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•Maintaining the confidentiality of Company-related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material, non- public information;
•Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

Individuals subject to this Policy involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:
A.Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an individual is trading based on inside information. Transactions in options also may focus an individual’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.Hedging Transactions

Certain forms of hedging or monetization transactions allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Covered Person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Therefore, Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

D.“Stop-Loss” Orders

Covered Persons are prohibited from placing any “stop loss” orders or any other “limit order” involving Company securities. Otherwise, it would be possible for a trade to occur during a time in which material non-public information was known to the Covered Person or during a black-out period.

E.Stock Options

Stock options granted under the Company stock incentive and option plan may be exercised at any time if both the option price and any tax withholding obligation are paid in cash, regardless of the Covered Person’s possession of inside information. However, if the option price or any tax withholding obligation is to be paid by surrendering outstanding shares of Company stock or by relinquishing a portion of the shares that are subject to the option (as in a “cashless exercise”), the exercise may occur only during the “trading window” because both the surrender of outstanding shares in payment of the option price and the relinquishment of shares that are subject to the exercise in effect involve the sale of such shares to the Company at their fair market value on the date of exercise. The sale of shares acquired upon the exercise of a stock option, regardless of the method of payment of the option price, may occur only during the “trading window” period and after being pre-cleared in advance pursuant to this Policy. The Company will permit same day sales under a Rule 10b5-1 trading plan. For more information about Rule 10b5-1 trading plans, see Section VI below.

F.Units of Kilroy Realty, L.P.

Units may be exchanged into shares of the Company’s common stock at any time, subject to being pre-cleared in advance pursuant to this Policy. However, any concurrent or subsequent disposition of shares of the Company’s common stock received in exchange of such Units involves a sale of such shares at their fair market price and, accordingly, may only occur during the “trading window” period and being pre-cleared in advance pursuant to this Policy.

G.Pledging Transactions

No named executive officer, Section 16 officer, or director of the Company may pledge, or use as collateral, the securities of the Company (or securities convertible into or exchangeable or exercisable for securities of the Company, including, without limitation, Units) in order to secure personal loans, lines of credit, or other obligations, which includes holding Company securities in an account that has been margined, unless (a) such Company securities so pledged are not needed to satisfy the applicable minimum ownership level under the Company’s stock ownership guidelines, (b) such Company securities so pledged do not total more than 10% of the individual’s total beneficial ownership of Company securities, and (c) such Company securities so pledged are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such Company’s securities, even while maintaining voting rights.

The Company believes that stock ownership by named executive officers, Section 16 officers, and directors further aligns their interests with those of the Company’s stockholders. An inflexible policy requiring them to divest part of their holdings of Company securities in order to satisfy their obligations would discourage stock ownership. To that end, the Company’s Board of Directors may grant exceptions to this Policy in such circumstances as it may consider appropriate.

VI.RULE 10B5-1 TRADING PLANS, SECTION 16 AND RULE 144

A.Rule 10b5-1 Trading Plans

1.Overview

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a “Trading Plan”). An insider that has adopted a Trading Plan in compliance with Rule 10b5-1 can engage in transactions over an extended period of time, even during a Blackout Period, as long as the insider is not aware of material, nonpublic information at the time the insider entered into the Trading Plan, and has acted in good faith with respect to the plan. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Financial Officer, Chief Administrative Officer or General Counsel, or such other person as the Company’s Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 reporting rules or liability for short-swing trades.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

An individual subject to this Policy may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities, or adopts a written plan for trading the securities;

•the Trading Plan is adopted at a time other than during any Blackout Period and when the individual is not aware of material, non-public information, and the Trading Plan contains a representation confirming that the individual is not aware of material non-public information about the Company or its securities;

•the individual enters into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, the individual acts in good faith with respect to the Trading Plan, and the Trading Plan contains a representation confirming that such plan is being “entered into in good faith” and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

•the Trading Plan is a written plan or binding contract that must either ospecify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
oinclude a written formula or computer program for determining the amount, price, and date of the transactions; or
oprohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.

•sales or purchases pursuant to the Trading Plan may not commence until the expiration of a waiting period which is the later of (i) 90 days after such plan is adopted, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the Trading Plan was adopted (subject to a maximum waiting period of 120 days) (such period in which trades may not occur, the “Cooling-Off Period”).

Trading Plans adopted by an individual are also subject to the following restrictions:

•unless otherwise permitted by Rule 10b5-1, no more than one Trading Plan to effect open market purchases or sales of the Company’s securities may be in effect at any time with respect to Company securities beneficially owned by the individual, except that, during the term of a Trading Plan, such individual may:

oadopt a Trading Plan in compliance with this Policy with any transactions to take effect upon the completion or expiration of the individual current Trading Plan; provided, however, that if the individual’s current Trading Plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing Trading Plan shall run from the date of such termination (and not from the date the later-commencing Trading Plan was adopted); and

oenter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and provided that the individual does not exercise control over the timing of such sales (a “Sell-to-Cover Plan”);

•other than Sell-to-Cover Plans, no more than one (1) Trading Plan designed to effect the open-market purchase or sale in a single transaction of the total amount of Company securities subject to the Trading Plan may be adopted within any twelve (12) month period;

•during the term of a Trading Plan, all transactions covered by the Trading Plan must occur pursuant to such plan, and the individual may not alter or deviate from the terms of the Trading Plan, or enter into or alter a corresponding or hedging transaction or position with respect to the securities to be purchased or sold under the Trading Plan;

•the Trading Plan must contain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and applicable SEC rules as in effect from time to time.
2.Revocation of and Amendments to Trading Plans

Revocation (which includes any termination) of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

Amendments (which includes any modification) to a Trading Plan should also occur only in unusual circumstances and will be deemed to be the termination of the Trading Plan and the adoption of a new Trading Plan. A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period, at a time when the Trading Plan participant does not possess material, non-public information and the Trading Plan, as modified, satisfies all of the requirements set forth above with respect to the adoption of a Trading Plan. For purposes of this Policy, the amendment or modification of a Trading Plan includes any change to the amount, price, or timing of the purchase or sale of securities under such plan, but shall not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold, or dates on which such purchases or sales are to be executed.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, and as such, the revocation will not be considered a termination by the individual.

3.Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4.Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. For Section 16 reporting persons, Form 4s are required to be filed before the end of the second business day following the trade date and must identify whether the reported transactions was made in accordance with the Trading Plan that complies with Rule 10b5-1.

5.Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans adopted in accordance with this Policy. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated, and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The individual should not be involved with this part of the exercise.

6.Trades Outside of a Trading Plan

During an open trading window, trades made outside of an existing Trading Plan are allowed as long as the Trading Plan continues to be followed.

7.Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

The Company will also be required to include disclosure in its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K regarding the adoption, modification, or termination of a Trading Plan by the Company’s officers or directors and the material terms of the plan (including the name and title of the officer or director, the date of the Trading Plan’s adoption or termination, its duration and the aggregate number of shares to be sold or purchased, but not the price at which such trades are authorized to be made).

8.Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

B.Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)

1.Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“Section 16 insiders”), within 10 calendar days after the Section 16 insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the Section 16 insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 calendar days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 insider must be reported on Form 4.

2.Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” or “sale” and “purchase” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an Section 16 insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Chief Financial Officer, Chief Administrative Officer or General Counsel prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options, or warrants.

3.Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits Section 16 insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the Section 16 insider does not own at the time of sale, or sales of stock against which the Section 16 insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 insiders violating Section 16(c) face criminal liability.

Legal counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

C.Rule 144 (Applicable to Officers, Directors and 10% Stockholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers, and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

•Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or director must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.
UPDATED: 12/5/24

SCHEDULE I COVERED PERSONS

All of the following are considered “Covered Persons”:

•Directors

•Officers (i.e., Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, the President and the CEO)

•Employees that participate in the Company’s equity compensation plans

•Employees who, because of their job responsibilities, are considered more likely to have access to material, non-public information, including all employees in the accounting, legal administration and legal departments

•Employees who are in possession of material, non-public information

ATTACHMENT A
SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Kilroy Realty Corporation (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?
3.Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?
4.Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases and Option Exercises

If a purchase or option exercise for Company stock is to be made:

1.Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?
2.Are any sales anticipated or required within the next six months (such as tax-related or year- end transactions)?
3.Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material inside information which could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Chief Financial Officer, Chief Administrative Officer or General Counsel.